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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FOUNTAIN POWERBOAT INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOUNTAIN POWERBOAT INDUSTRIES, INC.

Post Office Drawer 457

1653 Whichard’s Beach Road

Washington, North Carolina 27889

PROXY STATEMENT SUPPLEMENT

October 31, 2008

General

This Proxy Statement Supplement is dated October 31, 2008, and supplements the information contained in the proxy statement dated October 6, 2008, that we furnished to our shareholders in connection with our solicitation of appointments of proxy for use at the Fiscal 2009 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at our headquarters located at 1653 Whichard’s Beach Road, Washington, North Carolina, at 10:00 a.m. on Tuesday, November 18, 2008.

In this proxy statement supplement, “we,” “us,” “our” and similar terms refer to Fountain Powerboat Industries, Inc.

Reduction in Number of Nominees for Election as Directors at the Annual Meeting

On October 27, 2008, Anthony A. Sarandes, who served as our director and had been nominated for reelection as a director at our Annual Meeting, resigned for personal business reasons from our Board of Directors. As a result of Mr. Sarandes’ resignation and the short time remaining before the Annual Meeting, we have reduced the number of members of our Board of Directors to six, withdrawn Mr. Sarandes from nomination for reelection, and will elect only six directors at the Annual Meeting. Our Board’s Nominations Committee will recommend a replacement for Mr. Sarandes on our Compensation Committee.

Our remaining six incumbent directors named in our proxy statement continue as nominees for reelection at the Annual Meeting to fill the current six seats on our Board of Directors. Information regarding those incumbent directors is contained in the proxy statement which was distributed to our shareholders and filed with the Securities and Exchange Commission.